Exhibit 99.1

Media Contact	For Immediate Release

Ellen Gordon

Managing Director

Focus Management Group

(877) 642-7668

MPC CORPORATION ANNOUNCES CHAPTER 11 FILING

NAMPA, ID – November 7th, 2008 – MPC Corporation, and all of its direct and indirect subsidiaries, today announced that they filed voluntary petitions for relief and reorganization under Chapter 11 of the United States Bankruptcy Code. The filings were made in the United States Bankruptcy Court for the District of Delaware. The company’s operations are expected to continue during the reorganization process.

MPC CEO John Yeros said, “Unforeseen issues surrounding our integration of the Gateway Professional business unit, combined with adapting the operations of our manufacturing partner to additional customized requirements have proven more challenging than originally anticipated, and have contributed to extensive losses. We evaluated all strategic alternatives, and concluded that the filing was necessary at this time.”

MPC Corporation’s stock and warrants were delisted from the NYSE Alternext US LLC exchange effective November 4th, 2008. It is not anticipated that there will be any distribution to equity holders in conjunction with the bankruptcy cases.

Focus Management Group USA, LLC has been retained as financial advisors to the Company and to assist with the bankruptcy process. Reed Smith, LLP will represent the Company in connection with the bankruptcy case.

About MPC

MPC Corporation a major U.S. PC vendor since 1991, provides enterprise IT hardware solutions to mid-size businesses, government agencies and education organizations. With its October 2007 acquisition of Gateway’s Professional business, MPC Corporation became the only top-ten U.S. PC vendor focused exclusively on the $43 billion Professional PC market. For more information, visit MPC online at www.mpccorp.com.

Cautionary Statement

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of MPC Corporation to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Other factors that could materially affect such forward-looking statements can be found in MPC Corporation's filings with the Securities and Exchange Commission, including risk factors, at www.sec.gov. Investors, potential investors and other readers are urged to consider these risk factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on forward-looking statements.  Forward looking statements in this press release include statements with regard to continuing operations during the reorganization process. Among the factors that could impact the company’s ability to continue operations during the reorganization process, the company has received notice from its outsourced manufacturing contractor that the contractor will not supply product or services to the company under the manufacturing services agreement between the parties. The forward-looking statements made herein are only made as of the date of this press release and MPC Corporation undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.